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                                                                    EXHIBIT 99.1

                              [ENDOCARE LETTERHEAD]


NEWS RELEASE FOR FEBRUARY 21, 2002 AT 4:00 P.M. EST


FOR INVESTORS:                 MEDIA:                      FOR ADDITIONAL INFORMATION:
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
Matt Clawson                   Len Hall                    Paul Mikus, President, CEO
Allen & Caron, Inc.            Allen & Caron, Inc.         John V. Cracchiolo, COO and CFO
949/474-4300                   949/474-4300                Endocare, Inc.
matt@allencaron.com            len@allencaron.com          949/595-4770
www.allencaron.com                                         www.endocare.com
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                        ENDOCARE TO ACQUIRE TIMM MEDICAL

               Acquisition Combines World-Class Sales Organization
                 With Nation's Fastest Growing Urology Company

IRVINE, CA (February 21, 2002)...Endocare Inc. (Nasdaq: ENDO), a developer of innovative diagnostic and treatment tools for cancer and other diseases, announced today that in an important strategic move to build out a premier national sales force and broaden its urology franchise, it will acquire Eden
Prairie, MN-based Timm Medical Technologies, Inc., a privately held medical device manufacturer and distributor, for approximately $11 million in cash and 1,620,000 shares of Endocare common stock.

        With an experienced and successful sales and marketing organization totaling more than 50, including 35 field sales professionals, Timm Medical distributes urological products and devices throughout the United States. The
Timm Medical sales force currently services approximately 4,000 urologists, significantly enhancing Endocare's market reach and increasing the Company's total sales force to 90 sales and marketing professionals and 55 field representatives. Endocare expects the annual revenue contribution from Timm
Medical to fall between $10-12 million.

        Founded in 1997 by Gerald Timm, Ph.D., co-founder of American Medical
Systems and Mentor Corporation, Timm Medical offers urology products, including an innovative office-based treatment of benign prostate hyperplasia (BPH), as well as a number of products that diagnose and treat urinary incontinence and erectile dysfunction. The combined Company will have commercial products to diagnose and treat prostate cancer, to diagnose and treat BPH, and to diagnose and/or manage urinary incontinence, sexual dysfunction and bladder cancer.

        Endocare Chairman and CEO Paul Mikus said, "The benefits of this merger are clear and significant. We have combined one of the most respected sales organizations in the business with what is already the nation's fastest growing urology company. The integration of the Timm

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ENDOCARE TO ACQUIRE TIMM MEDICAL
Page 2-2-2

sales force more than doubles our direct sales staff and gives us direct access to more than 50 percent of the urologists in the U.S. This critical mass will allow us to more rapidly penetrate the market with our core cryosurgey products as well as provide a broader platform to sell our in-office PSA test, and to execute a more impactful introduction of our urological stent product. We couldn't be more impressed with the level of professionalism, the reputation and the track record of success exhibited by the entire Timm organization, especially their sales and marketing team."

        "Looking forward, our mandate is to develop a large and thriving urology-focused organization, with products ranging from diagnostic devices to disease management tools to curative treatment options. The Timm product line provides Endocare with a new commercial platform in the fast-growing in-office
BPH treatment market, as well as important tools for the management of incontinence and erectile dysfunction. With Timm Medical, we will be providing products and services that address nearly all of the key diagnostic and treatment areas in urology."

        Dr. Timm stated, "Our joining of forces with Endocare puts us in a leadership position within the urology industry. The combination of a potent sales organization with a leading-edge product portfolio will fuel our growth into the future."

        The Boards of Directors of both companies and the stockholders of Timm
Medical Technologies, Inc. have approved the transaction, and the closing will take place at the end of March. No further details of the transaction were disclosed.

Conference Call to be Broadcast Live Over the Internet

        The Company will be hosting a conference call to discuss this announcement which will be broadcast live over the internet at 5:00 PM eastern time this afternoon. The call can be accessed via the investors section of the Endocare website found at www.endocare.com. To listen to the live call, please go to the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those unable to participate, a replay will be available shortly after the call.

About Endocare

        Endocare, Inc.--www.endocare.com--is a medical device company focused on the development of urological healthcare technologies with the potential to dramatically improve men's health and quality of life. Endocare has initially concentrated on developing devices for the treatment of the two most common diseases of the prostate, prostate cancer and benign prostate hyperplasia.
Endocare also believes that its proprietary cryosurgical technologies have broad applications across a number of surgical markets, including treating tumors in the kidney, lung, breast, liver and bones, as well as treatment of cardiac arrhythmia.

        This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in the Company's final Form S-3 shelf registration statement and accompanying final prospectus supplement and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, limited operating history of the Company with a history of losses; uncertainty regarding market acceptance of the Company's products;
uncertainty of product development and the associated risks related to clinical trials; uncertainty relating to third party reimbursement; ability to convince health care professionals and third party payers of the medical and economic benefits of the Company's products; difficulty in managing growth; the Company's limited sales, marketing and manufacturing experience; ability to attract and retain key personnel; ability to secure and protect intellectual property rights relating to the Company's technology;



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the  rapid  pace  of  technological  change  in  the  Company's  industry;   and
fluctuations in the Company's order levels.  The actual results that the Company achieves may differ materially from any  forward-looking  statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.


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